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 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594

                                  PRESS RELEASE

                   CONTACT                                 RELEASE
             Karen M. L. Whelan                          Immediately
             Phone: (804) 359-9311
             Fax:   (804) 254-3594
             Email: investor@universalleaf.com




              Universal Corporation Announces Earnings Expectations

                  Richmond, VA, September 27, 2001 / PRNEWSWIRE



            Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced that the company expects to report higher earnings for its first fiscal quarter, which ends on September 30, 2001. Earnings for the quarter are expected to be about 10% higher than those of the first quarter last year. The expected improvement is primarily due to increased shipment volumes, some of which represented delays from prior year crops.

            Despite the strong quarter, management believes that, because of a number of developing factors, the company will report lower income for the fiscal year as a whole. Although the company has taken steps to reduce its U.S. cost structure, that market is still in transition between an auction market and direct contracting. The company is experiencing cost increases as it participates in both systems, and average grower prices have risen as well. Recovery of increased costs is more difficult this year because the price of U.S. tobacco continues to be uncompetitive in world markets and the change to direct contracting has increased market risk for leaf dealers. Rising medical costs have also adversely affected U.S. operations. Smaller crops in several areas, notably Brazil, Zimbabwe, Malawi, and Poland, are also expected to cause some earnings shortfalls compared to last year. The continuing political instability and the significant increase in tobacco cost in Zimbabwe has reduced the attractiveness of that crop. In addition, although the company could see some benefits from the strengthening euro, if European economies weaken further, the performance of its lumber business could be affected later in the year.

            Mr. Harrell said, "The company's U.S. operations are aggressively dealing with increased costs and inefficiencies associated with this period of change in the domestic marketplace. In addition, although smaller crops in key regions should improve world market balance over the longer term, they will reduce our volumes in the near term. Nonetheless, our strategy is sound, and we believe that we will have a good performance in this transition period. We currently expect net income to be approximately $100 million in fiscal year 2002."

            The company will webcast a conference call concerning this press release at 9:00 a.m. Eastern Time on September 28, 2001. Mr. Harrell will make some remarks and will be available for questions.

            A live webcast of the conference call will be available online on a listen-only basis at www.universalcorp.com. A replay of the webcast conference call will be available at that site for seven days. A taped replay of the call will also be available for seven days beginning 11:30 a.m. Eastern Time on September 28 at 888-203-1112. The conference replay pass code is 709419.

            All remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. While news media representatives will not be able to ask questions during the webcast, they are welcome to monitor the remarks on a listen-only basis. The media's use of any comments made by Universal employees during the call will be restricted for background use only and not for attribution. Rebroadcast of the copyrighted call or any portion thereof is prohibited.

            Universal Corporation (UVV:NYSE) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 2001, were approximately $3 billion. The company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the company's products and services, costs incurred in providing these products and services, timing of shipments to customers, and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion and Analysis section of the company's Annual Report on Form 10-K for the year ended June 30, 2001, as filed with the Securities and Exchange Commission. For more information, visit Universal's web site at www.universalcorp.com.